UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): September 28, 2017

Conifer Holdings Inc.
(Exact Name of Registrant as Specified in Charter)

Michigan	001-37536	27-1298795
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

550 West Merrill Street, Suite 200 Birmingham, MI 48009
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (248) 559-0840

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.
Effective September 28, 2017, Conifer Holdings, Inc. (the “Company”) entered into a reinsurance arrangement (the “Agreement”) with Swiss Re, which provides up to $17.5 million of reinsurance for the Company’s adverse net loss reserve development for accident years 2005 through 2016. Pursuant to the Agreement, the Company retains sole responsibility for all claims activities. The Agreement attaches when the Company’s net losses on specified policies exceed $1.4 million of the $36.6 million carried reserves for such policies at June 30, 2017, and extends to $19.5 million in coverage up to approximately $57.5 million (inclusive of a 10% co-participation). The Company will pay Swiss Re $7.2 million in connection with the Agreement. The Agreement includes a 35% contingent recovery for the Company depending on the performance of the specified reserves over time.

Also on September 28, 2017, the Company entered into a Note Purchase Agreement with Elanus Capital Investments Master SP Series 3, an affiliate of Elanus Capital Management, LLC, pursuant to which the Company issued $30.0 million in subordinated notes (the “Notes”). The Notes have a maturity date of September 29, 2032, bear interest payable quarterly at a fixed annual rate of 8.0% and allow for up to four quarterly interest deferrals. The Notes include an issuer call option at par from July 1, 2018 through October 31, 2018, and at 105% of par any time after September 30, 2020. The interest rate resets on the fifth anniversary of the note to 1,250 basis points above the 5-Year mid-swap rate, and again on the tenth anniversary to 1,500 basis points above the 5-Year mid-swap rate. Certain of the proceeds from the debt issuance were used to terminate the Company’s senior credit facility as discussed below.

Item 1.02     Termination of a Material Definitive Agreement.

On September 28, 2017, the Company terminated a Credit Agreement, as amended, it had with a bank (the “Credit Agreement”). The Credit Agreement consisted of two term notes totaling $12.5 million and a revolver of $17.5 million. The Company paid its $16.4 million outstanding balance under the Credit Agreement in connection with the termination.

Item 3.02    Unregistered Sales of Equity Securities.

On September 29, 2017, the Company secured commitments for approximately $5.0 million in a private offering of the Company’s common stock at a per share price of $6.25, which will result in an issuance of 800,000 shares. The Company has issued 700,000 shares through October 2, 2017, with the balance of the shares expected to be issued in the fourth quarter of 2017. Certain members of the Company’s management and Board of Directors, including the Chief Executive Officer, participated in the offering. The shares were issued pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder by the Securities and Exchange Commission.

Item 7.01     Regulation FD Disclosure.
On October 2, 2017, the Company issued a press release announcing the transactions described above. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference. The information in this Item 7.01 and the attached exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly stated by specific reference in such filing.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits

Exhibit 99.1	Press Release Dated October 2, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2017	Conifer Holdings Inc.
	By:	/s/ BRIAN J. RONEY Brian J. Roney President

EXHIBIT INDEX

Item No.	Exhibits
99.1	Press Release dated October 2, 2017